Mid-Con Energy Partners, LP Completes Spring 2016 Borrowing Base Redetermination

DALLAS, May 31, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces completion of its spring 2016 borrowing base redetermination. The new borrowing base becomes effective on June 1, 2016, and will be comprised of a $53 million permitted overadvance and a $110 million conforming tranche. Notably, since inception of Mid-Con Energy’s credit facility in December 2011, the Partnership has been in compliance with all lender covenants and has at no time been deficient. Further, the Partnership expects to remain compliant and in good standing with our lenders under this agreement.

As of May 31, 2016, the Partnership had $163 million in debt outstanding. Pro forma for the previously announced $18 million Hugoton divestiture, which remains on schedule to close on or before July 29, 2016, debt outstanding would be $145 million. Mid-Con Energy’s next regularly scheduled bi-annual redetermination is expected to occur on or about November 1, 2016. Wells Fargo Bank N.A. serves as Administrative Agent of Mid-Con Energy's $250 million senior secured revolving credit facility. Participant lenders include Frost Bank, Comerica Bank, Bank of Nova Scotia, BOKF NA, MUFG Union Bank, and the Royal Bank of Canada.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(972) 479-5980

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